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                                                                    Exhibit 23.1



                      CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the incorporation by reference in this registration statement of The Kroger Co. (the "Company") on Form S-3 of our report, which includes an explanatory paragraph regarding the Company's change in its method of accounting for postretirement benefit costs other than pensions as of January 3, 1993, dated January 31, 1995, on our audits of the consolidated financial statements and financial statement schedules of the Company as of December 31, 1994 and January 1, 1994, and for the years ended December 31, 1994, January 1, 1994 and January 2, 1993, which report is included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1994. We also consent to the reference to our Firm under the caption "Experts."



(Coopers & Lybrand L.L.P.)
Coopers & Lybrand L.L.P.
Cincinnati, Ohio
August 2, 1995